KNOLL

1235 Water Street

East Greenville, PA 18041

Tel 215 679-7991

Press Release

Knoll, Inc. Reports Strong Start To 2006.

EAST GREENVILLE, PA, April 25, 2006 -- Knoll, Inc. (NYSE: KNL) today announced results for the first quarter ended March 31, 2006. Net sales were $218.1 million for the quarter, an increase of 21.8% from first quarter 2005. Operating income was $21.9 million, an increase of 28.8% from the first quarter 2005, net income was $10.2 million, an increase of 47.8% over the first quarter 2005, and adjusted earnings per share was $0.20 compared to earnings per share of $0.13 in the prior year. Quarter ending backlog was $174.1 million, an increase of 48.6% over first quarter 2005.

Andrew Cogan, Chief Executive Officer, stated, "We delivered strong double digit growth in sales, operating profit, net income and adjusted earnings per share for our shareholders in the first quarter of 2006. Clearly, our year end momentum has carried over into 2006."

"We are encouraged by the ongoing activity in the business and the favorable macro-economic drivers on the revenue side. As a result of our growth initiatives we are progressively capturing greater market share particularly as we garner more of our clients' furniture spend in areas like seating and storage. I want to congratulate and thank our associates and dealers on this strong start to 2006."

2006 Financial Results

First quarter 2006 financial results highlights follow:
Dollars in Millions Except Per Share Data	Three Months Ended		Percent
	3/31/06	3/31/05	Change

Sales	$218.1	$179.1	21.8%
Gross Profit	69.8	58.1	20.1%
Operating Expenses	47.8	41.1	16.3%
Operating Income	21.9	17.0	28.8%
Net Income	10.2	6.9	47.8%
Earnings Per Share -- Diluted	.19	.13	46.2%
Adjusted Earnings Per Share -- Diluted	.20	.13	53.8%
Backlog	174.1	117.2	48.6%

Adjusted Earnings Per Share is calculated by excluding from Earnings Per Share items we believe to be infrequent or not indicative of our operating performance. For a reconciliation of Earnings Per Share to Adjusted Earnings Per Share, see "Reconciliation of Non-GAAP Financial Measures" below.

Net sales for the quarter were $218.1 million, an increase of $39.0 million or 21.8% over first quarter 2005 representing increased volume across all product categories.

Gross profit for the first quarter was $69.8 million, an increase of $11.7 million or 20.1%, over the same period in 2005. As a percentage of sales, gross profit declined slightly to 32.0% from 32.4% in the same quarter of 2005. Higher volumes allowed for increased absorption of overhead costs; however this was more than offset by increased material and transportation costs as well as by the strengthening Canadian dollar. These inflationary costs were partially offset by continuous improvement efforts and increased global sourcing initiatives.

Operating expenses for the quarter were $47.8 million, or 21.9% of sales, compared to $41.1 million, or 22.9% of sales for first quarter of 2005. 2006 operating expenses included additional costs related to our stock-based compensation as a result of the implementation of FASB 123R. First quarter 2006 operating expenses included $1.2 million of stock-based compensation compared to $1.0 million in the first quarter 2005. Operating expenses for the quarter also include higher sales compensation due to strong bookings in the first quarter, approximately $393,000 of costs related to our secondary public offering completed in February 2006, higher employee benefit-related costs, and costs associated with the initial completion and on-going Sarbanes-Oxley compliance.

In spite of the inflationary pressures on gross margins, operating income excluding the $393,000 of public offering expenses increased, as a percentage of sales, to 10.2% from 9.5% in the same period in the prior year.

Net income for first quarter 2006 was $10.2 million, or $0.20 adjusted earnings per share as compared to $6.9 million or $0.13 earnings per share for the same quarter in 2005. Interest expense in the first quarter 2006 decreased from first quarter 2005 largely due to the reduction of debt. The effective tax rate was 39.1% for the quarter, as compared to 40.1% for the same period last year.

Cash used in operations in the first quarter of 2006 was $15.2 million compared to $13.3 million generated from operations during the same period the year before. Capital expenditures totaled $1.2 million compared to $2.1 million for 2005. From approximately $16.3 million of proceeds received from exercised stock options, the Company repurchased approximately 824,000 shares of its stock. The Company also paid a quarterly dividend of $5.2 million or $0.10 per share in the first quarter of 2006 compared to $2.5 million or $0.05 per share in the first quarter of 2005.

Barry McCabe, Chief Financial Officer, added, "In the first quarter of 2006 we had net borrowings of approximately $16.4 million, primarily to fund increased working capital associated with the higher sales, but were still able to maintain a leverage ratio of 2.8 to 1. As previously announced on February 3, 2006, our board approved a $50,000,000 stock repurchase program which we intend to start implementing during the second quarter of 2006."

Second Quarter 2006 Outlook

The Company stated that it expects second quarter 2006 revenue to be in the $227-232 million range, an increase of 15%-17% from the second quarter of 2005. Earnings per share estimates are between $0.25 and $0.27.

Reconciliation of Non-GAAP Financial Measures

Adjusted Earnings Per Share is calculated by excluding from Earnings Per Share items that we believe to be infrequent or not indicative of our operating performance. For the periods in this release such items consist of expenses associated with our secondary public offering. We present Adjusted Earnings Per Share because we consider it an important supplemental measure of our performance and believe it is useful to show ongoing results from operations distinct from items that are infrequent or not indicative of our operating performance. We are no longer adjusting earnings per share for non-cash based compensation as this item is recurring in both 2005 and 2006.

Adjusted Earnings Per Share is not a measurement of our financial performance under GAAP and should not be considered as an alternative to Earnings Per Share. Adjusted Earnings Per Share has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP. In addition, in evaluating Adjusted Earnings Per Share, you should be aware that in the future we may incur expenses similar to the adjustments in this presentation. Our presentation of Adjusted Earnings Per Share should not be construed as an inference that our future results will be unaffected by unusual or infrequent items. We compensate for these limitations by providing equal prominence of our GAAP results and using Adjusted Earnings Per Share only supplementally.

The following table reconciles Adjusted Earnings Per Share to Earnings Per Share for the periods indicated.

	Three Months Ended March 31,
	2006	2005

Earnings per Share - Diluted	$0.19	$0.13
Add back:
Public offering expense	0.01	--

Adjusted Earnings per Share - Diluted	$0.20	$0.13

Conference Call Information

Knoll will host a conference call on Wednesday, April 26, 2006 at 10:00 A.M. EST to discuss its financial results, quarterly highlights and business outlook.

The call will include slides; participants are encouraged to listen to and view the presentation via webcast at http://www.knoll.com; go to "About Knoll" and click on "Investor Relations".

The conference call may also be accessed by dialing:

North America 866 362-4666

International 617 597-5313

Passcode 95562584

Headquartered in East Greenville, Pennsylvania, Knoll, a leading designer and manufacturer of branded office furniture products and textiles, serves clients worldwide. Our commitment to innovation and modern design has yielded a comprehensive portfolio of products designed to provide enduring value and help clients shape their workplaces with imagination and vision. The Knoll commitment to high environmental standards is mandated by a comprehensive Environmental, Health & Safety Management Plan.

Cautionary Statement Regarding Forward-Looking Information

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements regarding Knoll, Inc.'s expected future financial position, results of operations, cash flows, business strategy, budgets, projected costs, capital expenditures, products, competitive positions, growth opportunities, plans and objectives of management for future operations, as well as statements that include words such as "anticipate," "if," "believe," "plan," "estimate," "expect," "intend," "may," "could," "should," "will," and other similar expressions are forward-looking statements. Such forward-looking statements are inherently uncertain, and readers must recognize that actual results may differ materially from the expectations of Knoll management. Knoll does not undertake a duty to update such forward-looking statements. Factors that may cause actual results to differ materially from those in the forward-looking statements include corporate spending and service-sector employment, price competition, acceptance of Knoll's new products, the pricing and availability of raw materials and components, transportation costs, demand for high quality, well designed office furniture solutions, changes in the competitive marketplace, changes in the trends in the market for office furniture and other risks identified in Knoll's Registration Statement on Form S-3, its annual report on Form 10-K for 2005, and other filings with the Securities and Exchange Commission. Many of these factors are outside of Knoll's control.

Contacts

Investors: Barry L. McCabe

Senior Vice President and Chief Financial Officer

Tel 215 679-1301

bmccabe@knoll.com

Media: David Bright

Vice President, Communications

Tel 212 343-4135

dbright@knoll.com

KNOLL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands, except per share data)

	Three Months Ended March 31,
	2006	2005
	(Unaudited)	(Unaudited)

Sales	$218,100	$179,129
Cost of sales	148,327	121,040

Gross profit	69,773	58,089
Selling, general, and administrative expenses	47,836	41,070

Operating income	21,937	17,019
Interest expense	5,347	6,087
Other income, net	237	514

Income before income tax expense	16,827	11,446
Income tax expense	6,574	4,595

Net income	$10,253	$6,851

Earnings per share:
Basic	$.19	$.14
Diluted	$.19	$.13
Weighted-average shares outstanding:
Basic	52,778,094	49,888,640
Diluted	54,152,760	51,904,940

KNOLL, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except per share data)

	March 31, 2006	December 31, 2005
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$11,838	$10,695
Customer receivables, net	123,037	113,531
Inventories	65,878	56,500
Prepaid and other current assets	19,555	17,023

Total current assets	220,308	197,749
Property, plant, and equipment, net	138,643	142,166
Intangible assets, net	236,094	236,399
Other noncurrent assets	5,992	6,232

Total Assets	$601,037	$582,546

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current maturities of long-term debt	$2,600	$2,599
Accounts payable	61,092	56,559
Other current liabilities	58,227	74,598

Total current liabilities	121,919	133,756
Long-term debt	329,819	313,439
Other noncurrent liabilities	99,281	97,635

Total liabilities	551,019	544,830

Stockholders' equity	50,018	37,716

Total Liabilities and Stockholders' Equity	$601,037	$582,546

KNOLL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands)

	Three Months Ended March 31,
	2006	2005
	(Unaudited)

Net income	$10,253	$6,851

Cash Flows (used in) provided by Operating Activities	(15,230)	13,314

Cash Flows used in Investing Activities	(1,186)	(2,118)

Cash Flows provided by (used in) Financing Activities	17,515	(9,691)

Effect of exchange rate changes on cash and cash equivalents	44	(164)

Increase in cash and cash equivalents	1,143	1,341

Cash and cash equivalents at beginning of period	10,695	9,052

Cash and cash equivalents at end of period	$11,838	$10,393